EXHIBIT 99.10
                               -------------

      THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                         THE IMMUNE RESPONSE CORPORATION
                     8% CONVERTIBLE SECURED PROMISSORY NOTE

$637,189                                                     New York, New York
                                                                  July 30, 2002

            FOR the receipt of $637,189 the undersigned, The Immune Response Corporation, a Delaware corporation (the "Issuer"), hereby unconditionally promises to pay on the Note Maturity Date (as defined in that certain Note Purchase Agreement, dated November 9, 2001, by and between the Purchaser, Kevin Kimberlin Partners, L.P., a Delaware limited partnership, and the Issuer, and as amended as of February 14, 2002 and May 3, 2002, and as further amended as of July 11, 2002 (the "Note Purchase Agreement")) to the order of The Kimberlin Family 1998 Irrevocable Trust (the "Purchaser"), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) Six Hundred Thirty-Seven Thousand One Hundred Eighty-Nine Dollars ($637,189) or (b) if less as a result of any voluntary conversion(s) of this Note in part in accordance with Section 3.4 of the Note Purchase Agreement or in part into Units as contemplated below, the aggregate unpaid principal amount of this Note. Subject to Section 3.4 of the Note Purchase Agreement, the Issuer further agrees to pay interest on the unpaid principal amount outstanding hereunder from time to time, from the date hereof, in like money, at the rate of eight (8%) percent per annum, as and at the dates specified in Section 3.3 of the Note Purchase Agreement.

            This Note is one of the promissory notes referred to in the Note Purchase Agreement, and is entitled to the benefits thereof, is secured as provided therein (and as provided in that certain Intellectual Property Security Agreement, dated November 9, 2001, executed by the Issuer, as amended as of February 14, 2002, and as further amended as of July 11, 2002) and is subject to conversion as set forth therein. Notwithstanding the foregoing, up to $433,362 of this Note is convertible, at the sole option of the Purchaser, in whole or in part, into Units (as defined in the Issuer's Definitive Proxy Statement dated May 15, 2002, the "Proxy") rather than common stock at the Closing Price (as defined in the Proxy), solely in the event that the Issuer is (i) able to obtain a written confirmation from The Nasdaq Stock Market that there is an applicable exemption to do so from all applicable subsections of the National Association of Security Dealers, Inc. ("NASD") Rule 4350(i) or (ii) able to obtain stockholder approval as required by NASD Rule 4350(i).

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            In the event of any conflict between the Note Purchase Agreement and this Note, the terms and provisions of the Note Purchase Agreement shall govern.

            Upon the occurrence of any one or more of the Events of Default specified in the Note Purchase Agreement or if the Issuer is unable to obtain any stockholder approval required under NASD Rule 4350(i) by November 30, 2002, all amounts then remaining unpaid on this Note and/or any other Note shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement. The Issuer shall use its reasonable best efforts to obtain by November 30, 2002, any stockholder approval required under NASD Rule 4350(i).

            Subject to the provisions of the legend above, this Note is freely transferable and assignable, in whole or in part, by the Purchaser, and such transferee or assignee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

            Subject to Section 3.3 of the Note Purchase Agreement, the Issuer agrees to pay all of the Purchaser's expenses, including reasonable attorneys' costs and fees, incurred in collecting sums due under this Note.

            This Note shall be subject to prepayment only in accordance with the terms of the Note Purchase Agreement.

            This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.



                                    THE IMMUNE RESPONSE CORPORATION




                                    By: ________________________________

                                    Name:_______________________________

                                    Title:______________________________